Exhibit 99.1

News Release
Media Contact: Jared Maxwell Investor Contact: Scott Gleason
(801) 505-5027 (801) 584-1143
jmaxwell@myriad.com sgleason@myriad.com

Myriad Genetics Delivers 6% Sequential Revenue Growth;
Company Continues to Execute Strategic Transformation Plan

Highlights:
•Revenue of $154.6 million up 6% sequentially in quarter ended Dec. 31, 2020
•GAAP Earnings per share (EPS) of ($0.59) and adjusted EPS of ($0.12)
•Despite COVID-19 headwinds, total test volumes increase 7% sequentially with stable pricing
•Signed in-network agreement with the majority of Anthem Blue Cross Blue Shield health plans, the second largest commercial payer in the United States, returning all Myriad products to in-network status

Paul J. Diaz, President and Chief Executive Officer:
“In the midst of the COVID-19 pandemic, we continued to support our patients and healthcare providers with critical genetic insights needed to drive better health outcomes. This quarter we continued to see sequential improvement in test volumes and revenue trends, while executing on our strategic transformation plan to simplify our business, improve customer experience, build new tech-enabled commercial capabilities, and focus on our biggest growth opportunities. We are well underway in resetting our base of operations, with three planned business unit divestitures in progress, which will help us concentrate on our core products and reduce complexity and cost.”

“We are now focused on three core business areas where there are strong long-term market opportunities and growing demand for genetic insights: women’s health, oncology, and mental health.”

“Our progress to date is a direct reflection of the passion and energy of our 2,700 Myriad Genetics teammates. I want to thank them for putting our patients and customers first and for all they are doing to implement our transformation plan while executing on our day-to-day priorities. I look forward to sharing an update on our performance, and our transformation and growth plans, at our Investor day on May 4.”

SALT LAKE CITY, Feb. 23, 2021 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced financial results for its quarter ended Dec. 31, 2020 and provided an update on recent business performance.

Financial Highlights:

Myriad Genetics delivered total revenue in the quarter of $154.6 million which declined 21% year-over-year but increased 6% sequentially from the fiscal quarter ending Sep. 30, 2020, with improved commercial execution and a more stable pricing environment.
◦Total test volumes of 224,000 declined 5% year-over-year but increased 7% sequentially. Average revenue per test declined 1% sequentially, demonstrating an increasingly stable pricing environment for the company’s products and was driven by mix shift increases from non-hereditary cancer product and the reduction of zero pay tests.
◦During the quarter, revenue was impacted by $5.3 million due to changes associated with an increase in our payer reserve, predominantly associated with hereditary cancer revenue. The Company also had immaterial net positive adjustments to revenues related to prior periods.
◦GAAP gross margin was 69.5% and non-GAAP gross margin was 70.1%. Adjusted gross margin improved 30 basis points sequentially, impacted positively by test volume growth and negatively by increased revenue mix from prenatal testing.
◦GAAP total operating expenses were $155.7 million. Total adjusted operating expenses declined $7.9 million year-over-year to $119.6 million in the December 2020 quarter.
◦GAAP operating loss in the quarter was ($48.2) million; non-GAAP operating loss of ($11.3) million.
◦GAAP earnings per share (EPS) were ($0.59) and adjusted EPS were ($0.12) which improved by $0.03 sequentially.
◦Free cash flow in the quarter was ($20.4) million, and cash utilization improved by 66% sequentially. The company ended the quarter with $171.7 million in cash and equivalents and investments. In February, Myriad received a tax refund from the U.S. government providing an additional $89 million in cash.
◦The company negotiated an amendment to its credit facility providing increased financial flexibility. Under the new amendment certain financial covenants are waived until the June 2022 quarter and there is added flexibility around future deployment of capital. The company ended the December quarter with $224.8 million drawn on the $300 million facility. Near-term plans include using proceeds from business unit divestitures to pay down the existing credit facility balance.

Business Performance and Highlights

Women’s Health
The Myriad Women’s Health business -- which serves women who are assessing their risk of cancer, and women who are pregnant or planning a family -- recorded revenue of $56.3 million in the quarter, a decline of 33% year-over-year. Elective testing for hereditary cancer has been negatively impacted by the COVID-19 pandemic due to delayed elective office visits. The COVID-19 surge in the December quarter led many women to postpone elective testing. The company’s prenatal business continued to demonstrate improving fundamentals with test volumes increasing 15% year-over-year and 7% sequentially.
•Myriad myRisk® Hereditary Cancer
◦myRisk® Hereditary Cancer test volumes for the Women’s Health business declined 30% year-over-year but increased 6% relative to the September 2020 quarter.
•Myriad Foresight® Carrier Screen
◦Technological enhancements to Myriad’s Foresight® carrier screen test in the December quarter increased the detection rate for alpha thalassemia inherited blood conditions from 90% to >99% in high-risk ethnicities such as Hispanic patients where the risk of alpha thalassemia can be 200 times greater than the risk of cystic fibrosis. These changes reduced the risk of a false negative by 10 times and improved the accuracy of the Foresight test for ethnic minority populations.
•Myriad Prequel® Prenatal Screen
◦The scientific journal Genetics in Medicine published a study demonstrating that Myriad’s proprietary AMPLIFY® technology increases the accuracy of the Prequel prenatal screen for five common microdeletions by an average of 9 times. For these microdeletions the Prequel test demonstrated 97.2% sensitivity and 99.8% specificity.

Oncology
The Myriad Oncology business provides hereditary cancer testing for patients who have cancer, and products such as the EndoPredict® breast cancer prognostic test, the Prolaris prostate cancer test, and it’s myChoice CDx and BRACAnalysis CDx products for predicting response to PARP inhibitors. The Oncology business delivered total revenue of $60.4 million, down 6% relative to revenue in the December quarter of last year.

•Myriad myRisk® Hereditary Cancer
◦myRisk® Hereditary Cancer test volumes for the Oncology business declined 16% year-over-year but increased 5% relative to the September 2020 quarter.
•Myriad Prolaris® Prostate Cancer
◦Received a new local coverage determination (LCD) for the Prolaris® prostate cancer test from Palmetto GBA and CGS Administrators, LLC, two of the administrative contractors for the Centers for Medicare & Medicaid Services, which took effect December 6th. The new LCD expands benefit entitlements for patients with unfavorable intermediate and high-risk prostate cancer and was partially responsible for the 31% sequential growth in Prolaris revenue.
◦Received acceptance for a new study publication in The Prostate demonstrating high accuracy for Prolaris in predicting metastases and disease specific mortality in men following radical prostatectomy.
◦A new study in Genitourinary Cancer demonstrated that the Prolaris test can accurately predict which patients will benefit from multi-modality therapy. Using the newly established threshold, 27% of men with newly diagnosed high-risk disease and 73% with unfavorable intermediate-risk disease could avoid multimodality therapy.
•Myriad BRACAnalysis® CDx
◦Saw significant increases in BRACAnalysis CDx test volume in Japan with total revenue from the country increasing 167% year-over-year to $8.8 million.
•Myriad myChoice® CDx
◦Announced a strategic collaboration with Illumina, Inc. for Illumina to create a kit-based version of the myChoice® companion diagnostic (CDx) test for select international markets.
◦Received new reimbursement for the myChoice® diagnostic system in Japan effective January 1, 2021.
•Myriad EndoPredict®
◦Received new public reimbursement for EndoPredict in Germany which will take effect between March and June 2021. Currently almost half of European EndoPredict volumes come from Germany.

Mental Health
Myriad’s Mental Health business -- which consists of the GeneSight Psychotropic test that helps physicians understand how genetic alterations impact response to antidepressant and other psychotropic medications -- saw revenue of $18.0 million in the quarter compared to $22.5 million in the same period last year. Total revenue for GeneSight was up 51% sequentially and test volumes increased 13% sequentially.
•Myriad GeneSight
◦Saw a strong increase in new ordering providers with over 2,100 physicians ordering GeneSight for the first time in the quarter. Strong growth in new ordering physicians was a contributor to the 13% sequential growth in test volume despite COVID-19 related headwinds.
◦Had two important publications on GeneSight. The first was a new publication in Psychiatry Research demonstrated that the GeneSight combinatorial test was superior to single gene testing using the Clinical Pharmacogenetics Implementation Consortium (CPIC) guidelines. In a sub-analysis utilizing the GUIDED study data, only the GeneSight combinatorial approach was able to accurately predict variations in outcomes for patients with depression and statistically significantly predicted remission, response, and symptom improvement. The second was a meta-analysis of 1,556 patients based upon four prospective controlled clinical trials and published in Pharmacogenomics. The meta-analysis demonstrated statistically significant improvements in remission, response and symptom improvement. Myriad is actively in discussions with commercial payers based upon these positive data-sets.

Autoimmune
Myriad’s Autoimmune business -- which consists of the Vectra test for measuring disease activity in rheumatoid arthritis -- generated revenue of $8.9 million in the quarter compared to $10.3 million in the same period last year.
•Vectra®
◦Shared new data at the American College of Rheumatology annual meeting further demonstrating that Vectra® testing and three additional biomarkers, combined with traditional risk factors, can predict the risk of cardiovascular events in patients with rheumatoid arthritis. The study, which evaluated over 44,000 patients, found that a one-point increase in the Vectra score was associated with being approximately four times greater risk of having a cardiovascular event.
◦Announced the decision to pursue strategic alternatives for the Myriad Autoimmune business units as part of the company’s transformation and growth plan.

Other
Other revenue – comprised of Myriad RBM contract research services for the pharmaceutical industry and the myPath Melanoma diagnostic test in dermatology -- was $11.0 million in the December quarter versus $14.3 million in the same period in the prior year. The decline in revenue is entirely attributable to the previously announced sale of Myriad’s German clinic which occurred at the beginning of calendar year 2020.
•Announced the decision to pursue strategic alternatives for the Myriad RBM and Dermatology business units as part of the company’s transformation and growth plan.

In-Network Provider with Anthem Blue Cross Blue Shield
•Further expanding coverage for its genetic tests in the United States, Myriad recently signed a contract with the majority of the affiliated commercial health plans of Anthem Blue Cross Blue Shield, the second largest commercial payer in the country. The contract returns all Myriad products to in-network status, including hereditary cancer testing. While the new agreement is not expected to materially impact revenue in fiscal year 2021, it will aid in providing easier access to testing for patients and providers, and reducing non-payment on tests across all the company’s product lines.

Investor Day
•Myriad plans to host an investor day to provide an update on its strategic transformation and growth plan on May 4th. The investor day will be a virtual event hosted on the company’s website.

Financial Guidance

Given the continued unpredictability surrounding the COVID-19 pandemic and the impact it has had on the healthcare environment, customer behavior and the ability to market tests to physicians, the company will not provide financial guidance for the quarter ending March 31, 2021 or fiscal year 2021.

Conference Call and Webcast
A conference call will be held today, Tuesday, Feb. 23, 2021, at 5 p.m. EST to discuss Myriad’s financial results for the December quarter and business developments. The dial-in number for domestic callers is 1-800-584-2088. International callers may dial 1-212-231-2924. All callers will be asked to reference reservation number 21990097. An archived replay of the call will be available for seven days by dialing 1-800-633-8284 and entering the reservation number above. The conference call along with a slide presentation will be available through a live webcast at www.myriad.com.

About Myriad Genetics
Myriad Genetics Inc., is a leading genetic testing and precision medicine company dedicated to improving and transforming patient lives worldwide. Myriad discovers and commercializes molecular diagnostic tests that: determine the risk of developing disease, accurately diagnose disease, assess the risk of disease progression, and guide treatment decisions across medical specialties where molecular diagnostics can significantly improve patient care and lower healthcare costs. For more information, please visit the company's website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, Myriad myRisk, myRisk Hereditary Cancer, myChoice, myPlan, BRACAnalysis CDx, Tumor BRACAnalysis CDx, myChoice CDx, Vectra, Prequel, Foresight, GeneSight, riskScore and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. or its wholly owned subsidiaries in the United States and foreign countries. MYGN-F, MYGN-G.

Revenue by Product (Unaudited):

	Three months ended December 31,
	2020						2019
(in millions)	WH	ONC	MH	AI	Other	Total	WH	ONC	MH	AI	Other	Total	% Change
Molecular diagnostic revenues:
Hereditary Cancer Testing	$35.2	$43.5	$—	$—	$—	$78.7	$67.1	$50.6	$—	$—	$—	$117.7	(33)%
Prenatal	21.1	—	—	—	—	21.1	16.4	—	—	—	—	16.4	29%
GeneSight	—	—	18.0	—	—	18.0	—	—	22.5	—	—	22.5	(20)%
Vectra	—	—	—	8.9	—	8.9	—	—	—	10.3	—	10.3	(14)%
myChoice CDx	—	5.4	—	—	—	5.4	—	4.6	—	—	—	4.6	17%
Prolaris	—	8.4	—	—	—	8.4	—	6.8	—	—	—	6.8	24%
EndoPredict	—	3.1	—	—	—	3.1	—	2.5	—	—	—	2.5	24%
Other	—	—	—	—	0.3	0.3	—	—	—	—	0.3	0.3	—%
Total molecular diagnostic revenue	56.3	60.4	18.0	8.9	0.3	143.9	83.5	64.5	22.5	10.3	0.3	181.1	(21)%
Pharmaceutical and clinical service revenue	—	—	—	—	10.7	10.7	—	—	—	—	14.0	14.0	(23)%
Total revenue	$56.3	$60.4	$18.0	$8.9	$11.0	$154.6	$83.5	$64.5	$22.5	$10.3	$14.3	$195.1	(21)%

WH = Women’s Health
ONC = Oncology
MH = Mental Health
AI = Autoimmune

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Molecular diagnostic testing	$143.9	$181.1	$279.6	$353.1
Pharmaceutical and clinical services	10.7	14.0	20.2	28.3
Total revenue	154.6	195.1	299.8	381.4
Costs and expenses:
Cost of molecular diagnostic testing	42.6	41.0	82.5	82.2
Cost of pharmaceutical and clinical services	4.5	8.6	8.8	17.1
Research and development expense	18.2	18.8	35.8	40.1
Change in the fair value of contingent consideration	4.6	(0.1)	3.5	0.6
Selling, general, and administrative expense	132.9	134.3	257.0	269.8
Goodwill and intangible asset impairment charges	—	1.3	—	1.3
Total costs and expenses	202.8	203.9	387.6	411.1
Operating loss	(48.2)	(8.8)	(87.8)	(29.7)
Other income (expense):
Interest income	0.3	0.8	0.7	1.7
Interest expense	(2.9)	(2.5)	(5.8)	(5.4)
Other	(4.9)	(0.9)	(6.5)	(0.3)
Total other expense, net	(7.5)	(2.6)	(11.6)	(4.0)
Loss before income tax	(55.7)	(11.4)	(99.4)	(33.7)
Income tax benefit	(11.5)	(3.1)	(40.0)	(4.8)
Net loss	(44.2)	(8.3)	(59.4)	(28.9)
Net loss attributable to non-controlling interest	—	—	—	—
Net loss attributable to Myriad Genetics, Inc. stockholders	$(44.2)	$(8.3)	$(59.4)	$(28.9)
Net loss per share:
Basic and diluted	$(0.59)	$(0.11)	$(0.79)	$(0.39)
Weighted average shares outstanding:
Basic and diluted	75.3	74.4	75.0	74.1

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	June 30,
	2020	2020	2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$117.0	$163.7	$93.2
Marketable investment securities	33.7	54.1	43.7
Prepaid expenses	11.7	13.8	16.6
Inventory	27.1	29.1	31.4
Trade accounts receivable	89.5	68.1	133.9
Prepaid taxes	108.4	—	25.1
Other receivables	2.0	2.9	4.7
Total current assets	389.4	331.7	348.6
Property, plant and equipment, net	40.7	37.0	57.3
Operating lease right-of-use assets	59.7	66.0	—
Long-term marketable investment securities	21.0	37.0	54.9
Intangibles, net	576.5	605.3	684.7
Goodwill	329.2	327.6	417.2
Other assets	2.3	—	—
Total assets	$1,418.8	$1,404.6	$1,562.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20.5	$21.7	$33.3
Accrued liabilities	79.1	79.0	82.3
Current maturities of operating lease liabilities	13.6	13.5	—
Deferred revenue	32.7	32.8	2.2
Total current liabilities	145.9	147.0	117.8
Unrecognized tax benefits	30.5	23.5	21.7
Long-term deferred taxes	72.5	26.6	82.6
Long-term debt	224.8	224.4	233.5
Non-current operating lease liabilities	50.6	56.9	—
Other long-term liabilities	14.6	8.0	18.2
Total liabilities	538.9	486.4	473.8
Commitments and contingencies
Stockholders’ equity:
Common stock, 75.4, 74.7 and 73.5 shares outstanding at December 31, 2020, June 30, 2020 and 2019, respectively	0.8	0.7	0.7
Additional paid-in capital	1,109.5	1,096.6	1,068.0
Accumulated other comprehensive income (loss)	2.9	(5.2)	(5.4)
Retained earnings (accumulated deficit)	(233.3)	(173.9)	25.6
Total Myriad Genetics, Inc. stockholders’ equity	879.9	918.2	1,088.9
Non-controlling interest	—	—	—
Total stockholders' equity	879.9	918.2	1,088.9
Total liabilities and stockholders’ equity	$1,418.8	$1,404.6	$1,562.7

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six months ended December 31,
	2020	2019
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Myriad Genetics, Inc. stockholders	$(59.4)	$(28.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35.8	36.4
Non-cash interest expense	0.4	0.2
Non-cash impact of foreign currency transactions	4.8	—
Non-cash lease expense	6.4	—
Gain on disposition of assets	(0.1)	(0.1)
Share-based compensation expense	14.9	15.8
Deferred income taxes	45.3	(6.8)
Unrecognized tax benefits	7.1	0.7
Impairment of goodwill classified as held for sale	—	1.3
Change in fair value of contingent consideration	3.4	0.7
Changes in assets and liabilities:
Prepaid expenses	2.1	(0.2)
Trade accounts receivable	(21.4)	13.6
Other receivables	1.0	(0.3)
Inventory	2.2	2.6
Prepaid taxes	(108.4)	0.4
Other assets	(2.3)	—
Accounts payable	(1.2)	(11.3)
Accrued liabilities	(3.4)	(11.8)
Deferred revenue	(0.2)	1.6
Net cash provided by (used in) operating activities	(73.0)	13.9
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8.2)	(4.8)
Purchases of marketable investment securities	—	(45.0)
Proceeds from maturities and sales of marketable investment securities	35.9	35.5
Net cash provided by (used in) investing activities	27.7	(14.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued under share-based compensation plans	1.8	11.0
Payment of tax withheld for common stock issued under share-based compensation plans	(3.8)	(9.7)
Repayment of revolving credit facility	—	(8.6)
Payment of contingent consideration recognized at acquisition	(0.1)	(3.9)
Net cash used in financing activities	(2.1)	(11.2)
Effect of foreign exchange rates on cash and cash equivalents	0.7	1.1
Change in cash and cash equivalents classifies as held for sale	—	(1.5)
Net decrease in cash and cash equivalents	(46.7)	(12.0)
Cash and cash equivalents at beginning of period	163.7	93.2
Cash and cash equivalents at end of period	$117.0	$81.2

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to a pipeline of new products that fuels growth and broadens access to genetic testing for all; three planned business unit divestitures; an increasingly stable pricing environment; using proceeds from business unit divestitures to pay down the existing credit facility balance; planned submissions to Medicare and commercial payers to receive reimbursement for the use of Prolaris in the post radical prostatectomy patient population; expanding coverage for the Company’s genetic tests in the United States through the Anthem BCBS agreement; the Anthem BCBS agreement aiding in providing easier access to testing for patients and providers, and reducing non-payment on tests across all the company’s product lines; plans to host an investor day to provide an update on the Company’s strategic transformation plan on May 4, 2021; and the Company’s strategic imperatives under the caption “About Myriad Genetics.” These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described or implied in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of the Company’s existing molecular diagnostic tests and pharmaceutical and clinical services may decline or will not continue to increase at historical rates; risks related to the Company’s ability to successfully transition from its existing product portfolio to its new tests; risks related to changes in the governmental or private insurers’ reimbursement levels for the Company’s tests or the Company’s ability to obtain reimbursement for its new tests at comparable levels to its existing tests; risks related to increased competition and the development of new competing tests and services; the risk that the Company may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that the Company may not successfully develop new markets for its molecular diagnostic tests and pharmaceutical and clinical services, including the Company’s ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying the Company’s molecular diagnostic tests and pharmaceutical and clinical services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating the Company’s laboratory testing facilities; risks related to public concern over the Company’s genetic testing in general or the Company’s tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to the Company’s ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to the Company’s ability to successfully integrate and derive benefits from any technologies or businesses that it licenses or acquires; risks related to the Company’s projections about the potential market opportunity for the Company’s products; the risk that the Company or its licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying the Company’s tests; the risk of patent-infringement claims or challenges to the validity of the Company’s patents; risks related to changes in intellectual property laws covering the Company’s molecular diagnostic tests and pharmaceutical and clinical services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decisions Mayo Collab. Servs. v. Prometheus Labs., Inc., 566 U.S. 66 (2012), Ass’n for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 576 (2013), and Alice Corp. v. CLS Bank Int’l, 573 U.S. 208 (2014); risks of new, changing and competitive technologies and regulations in the United

States and internationally; the risk that the Company may be unable to comply with financial operating covenants under the Company’s credit or lending agreements; the risk that the Company will be unable to pay, when due, amounts due under the Company’s credit or lending agreements; and other factors discussed under the heading “Risk Factors” contained in Item 1A of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Statement regarding use of non-GAAP financial measures

In this press release, the Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the Company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached schedules.
The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Financial Measures
for the Three Months and Six Months Ended December 31, 2020
(Unaudited data in millions, except per share amount)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Revenue	$154.6	$195.1	$299.8	$381.4
GAAP Cost of molecular diagnostic testing	$42.6	$41.0	$82.5	$82.2
GAAP Cost of pharmaceutical and clinical services	4.5	8.6	8.8	17.1
Equity compensation	(0.4)	(0.4)	(0.8)	(0.7)
Transformation initiatives	(0.4)	—	(0.4)	(0.2)
Non-GAAP COGS	$46.3	$49.2	$90.1	$98.4
Non-GAAP Gross Margin	70.1%	74.8%	69.9%	74.2%
GAAP Research and Development	$18.2	$18.8	$35.8	$40.1
Equity compensation	(1.1)	(1.2)	(2.3)	(2.7)
Transformation initiatives	(0.5)	(0.3)	(0.5)	(1.0)
Other adjustments	(0.4)	—	(0.7)	—
Non-GAAP Research and Development	$16.2	$17.3	$32.3	$36.4
GAAP Contingent Consideration	$4.6	$(0.1)	$3.5	$0.6
Other adjustments	(4.6)	0.1	(3.5)	(0.6)
Non-GAAP Contingent Consideration	—	—	—	—
GAAP Impairment of Goodwill and Intangibles	—	1.3	—	1.3
Impairment of goodwill and intangibles	—	(1.3)	—	(1.3)
Non-GAAP Impairment of Goodwill and Intangibles	—	—	—	—
GAAP Selling, General and Administrative	$132.9	$134.3	$257.0	$269.8
Acquisition - amortization of intangible assets	(15.2)	(15.2)	(30.4)	(30.4)
Equity compensation	(5.1)	(5.5)	(11.8)	(12.5)
Transformation initiatives	(8.0)	(2.1)	(9.9)	(4.4)
Other adjustments	(1.2)	(1.3)	(4.0)	(1.9)
Non-GAAP Selling, General and Administrative	$103.4	$110.2	$200.9	$220.6
GAAP Operating Loss	$(48.2)	$(8.8)	$(87.8)	$(29.7)
Acquisition - amortization of intangible assets	15.2	15.2	30.4	30.4
Impairment of goodwill and intangibles	—	1.3	—	1.3
Equity compensation	6.6	7.1	14.9	15.9
Transformation initiatives	8.9	2.4	10.8	5.6
Other adjustments	6.2	1.2	8.2	2.5
Non-GAAP Operating Income (Loss)	$(11.3)	$18.4	$(23.5)	$26.0
Non-GAAP Operating Margin	(7.3)%	9.4%	(7.8)%	6.8%
GAAP Net Loss Attributable to Myriad Genetics, Inc. Stockholders	$(44.2)	$(8.3)	$(59.4)	$(28.9)
Acquisition - amortization of intangible assets	15.2	15.2	30.4	30.4
Impairment of goodwill and intangibles	—	1.3	—	1.3
Equity compensation	6.6	7.1	14.9	15.9
Transformation initiatives	8.9	2.4	10.8	5.6
Other adjustments	11.7	1.3	15.8	2.5
Non-GAAP tax benefit adjustment	(7.6)	(1.4)	(32.4)	(3.3)
Non-GAAP Net Income (Loss)	$(9.4)	$17.6	$(19.9)	$23.5

GAAP Diluted Loss per Share	$(0.59)	$(0.11)	$(0.79)	$(0.39)
Non-GAAP Diluted Earnings (Loss) per Share	$(0.12)	$0.24	$(0.27)	$0.32

Diluted shares outstanding	75.3	74.4	75.0	74.1
Free Cash Flow Reconciliation
 (Unaudited data in millions)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
GAAP cash flows from operations	$(13.7)	$(1.9)	$(73.0)	$13.9
Capital expenditures	(6.7)	(3.4)	(8.2)	(4.8)
Free cash flow	$(20.4)	$(5.3)	$(81.2)	$9.1
Transformation initiative costs	8.9	2.4	10.8	5.6
Settlement of hereditary cancer Qui Tam compliant	—	9.1	—	9.1
Other adjustments	6.3	1.3	8.5	1.9
Tax effect associated with non-GAAP adjustments	(3.6)	(3.0)	(4.5)	(2.1)
Non-GAAP Free cash flow	$(8.8)	$4.5	$(66.4)	$23.6

Following is a description of the adjustments made to GAAP financial measures:

•Acquisition – amortization of intangible assets: Represents recurring amortization charges resulting from the acquisition of intangible assets, including developed technology and database rights
•Equity compensation – non-cash equity-based compensation provided to Myriad employees
•Transformation initiatives – transitory costs related to Myriad’s Elevate 2020 program and transformation initiatives
•Other – Other one-time non-recurring expenses including expenses related to leadership transition, COVID-19 costs, non-recurring legal expenses, and potential future consideration related to acquisitions, and the non-cash impact of foreign exchange transactions
•Non-GAAP tax expense/(benefit) adjustment – Tax expense/(benefit) due to non-GAAP adjustments, ASU 2016-09 employee share-based payment accounting, and CARES Act legislation.